                                                                Exhibit 99.1



FOR IMMEDIATE RELEASE:  November 12, 2003

CONTACT:   Don Smith
724-352-7520
                   SYLVAN INC. ANNOUNCES THIRD QUARTER RESULTS

THREE-MONTH COMPARISON

Saxonburg, PA - November 12, 2003: Sylvan Inc. (Nasdaq: SYLN) today reported net income of $839,000, or $.16 per share, for the quarter ended September 28, 2003, as compared with $1,109,000, or $.20 per share, for the third quarter of 2002. Consolidated operating income for the 2003 quarter decreased 26%, when compared with the corresponding 2002 quarter, reflecting an 11% decrease in operating income from the Spawn Products Segment, a 12% increase in operating income from the Fresh Mushrooms Segment and a 35% increase in unallocated corporate expenses. Unallocated corporate expenses for the quarter ended September 28, 2003 were $1,263,000, as compared with $934,000 for the third quarter of 2002.

The increase in corporate expenses included expenses related to the activities of the company's special committee of independent directors that was organized by the company's board in April 2003 when it received an indication of interest by a group of Sylvan Inc. senior officers and private investors to acquire shares of Sylvan's common stock. The costs incurred by the committee during the quarter approximated $170,000, primarily for legal and financial advisory services. Approximately $70,000 of comparable costs were incurred during the third quarter of 2002 in the course of a similar committee's evaluation of strategic plans and business alternatives. The activities of the committee are detailed later in this announcement. In addition, the company recorded a net periodic pension expense of $167,500 during the quarter from a pension plan of a former subsidiary, as compared with a net periodic pension benefit of $37,500 for the corresponding 2002 quarter.

SEGMENT INFORMATION
(In thousands)

                        Spawn Products Segment          Fresh Mushrooms Segment
                      2003       2002   % Change      2003       2002   % Change
                      ----       ----   --------      ----       ----   --------
Net Sales           $16,759    $16,404    + 2       $ 7,397    $ 6,204    + 19
Operating Income      2,422      2,718    - 11          488        436    + 12

SPAWN PRODUCTS SEGMENT

Net sales of spawn and spawn-related products increased 2%. The effect of a weaker U.S. dollar on overseas sales increased net sales on a quarter-over-quarter comparison by $1.9 million. Spawn product sales volume decreased 5%, with a 3% increase in the Americas and a 9% decrease in overseas markets. Most of the volume decrease in the overseas markets resulted from a reduction in sales in France due to challenging competitive conditions and in the United Kingdom due to mushroom farm closures. Sales of disease-control agents and nutritional supplements decreased 3% and accounted for 16% of Sylvan's consolidated net sales for the third quarter.

The overseas U.S. dollar-equivalent selling price was 13% higher during the third quarter of 2003, as compared with the corresponding quarter of 2002, primarily due to the weakening of the U.S. dollar. Overseas local currency selling prices decreased approximately 1% due to the loss of sales in higher-priced territories. The selling price in the Americas decreased 7% as a result of adjustments to the pricing structure of some products in order to compete with the lower-priced spawn offerings of other suppliers.

Operating expenses increased 5% when compared with the third quarter of 2002. The effect of a weaker U.S. dollar increased operating expenses on a quarter-over-quarter comparison by $1.7 million. Within operating expenses, cost of sales was 57% of net sales, as compared with 56% for the corresponding 2002 quarter. Spawn production in overseas markets was 9% lower than for the third quarter of 2002, spreading costs that are primarily fixed in nature over fewer units. Operating income, as a percentage of net sales, was 15% for the third quarter of 2003, as compared with 17% for the corresponding 2002 quarter. Operating income was positively impacted by the weakening of the U.S. dollar, with an effect of approximately $225,000.

The company's bioproducts division recorded net sales of $625,000 for the third quarter of 2003, as compared with $290,000 for the third quarter of 2002. Operating income for the third quarter of 2003 was $95,000, as compared with a $15,000 operating loss for the third quarter of 2002.

FRESH MUSHROOMS SEGMENT

Net sales of fresh mushrooms increased to $7.4 million during the third quarter, as compared with $6.2 million for the corresponding quarter of 2002. The number of pounds sold increased 9% and the average selling price per pound increased 2%. Quincy experienced improved production yields on a square-foot basis due to the additional satellite growing facilities.

The Fresh Mushrooms Segment's cost of sales was $5.6 million, or 75% of net sales, for the quarter ended September 28, 2003, as compared with $4.5 million, or 73%, for the 2002 third quarter. The increase in the cost of sales percentage primarily relates to increased purchases of fresh mushrooms from the satellite farms for immediate resale to the third-party marketer. The segment's operating income for the quarter was $488,000, or 7% of net sales, and was 12% higher than the amount reported for the third quarter of 2002.

NINE-MONTH COMPARISON

Net income for the nine months ended September 28, 2003 was $2,139,000, or $.41 per share, as compared with $3,308,000, or $.60 per share, for the corresponding period of 2002. Consolidated operating income for the 2003 nine-month period decreased 29%, when compared with the corresponding 2002 period, reflecting a 14% decrease in operating income from the Spawn Products Segment, a 1% increase in operating income from the Fresh Mushrooms Segment and a 23% increase in unallocated corporate expenses. Unallocated corporate expenses for the nine months ended September 28, 2003 were $4,092,000, as compared with $3,337,000 for the first nine months of 2002. This increase in corporate expense can be attributed primarily to activities of the special committee and increased pension expense, as detailed below.

During the first nine months of 2003, the company incurred costs of approximately $450,000 related to the activities of the company's special committee of independent directors. Approximately $165,000 in comparable costs were incurred during the first nine months of 2002 in the course of a comparable committee's evaluation of strategic plans and business alternatives.

The company recorded a net periodic pension expense of $502,500 during the nine months ended September 28, 2003 from a pension plan of a former subsidiary, as compared with a net periodic pension benefit of $112,500 for the nine months ended September 29, 2002. This expense increase was related to poor plan asset performance and a decrease in the plan's discount rate assumption.

SEGMENT INFORMATION
(In thousands)

                        Spawn Products Segment       Fresh Mushrooms Segment
                      2003      2002    % Change    2003      2002    % Change
                      ----      ----    --------    ----      ----     --------
Net Sales           $48,895    $46,812    + 4     $21,887    $18,759      +17
Operating Income      6,610      7,674    -14       2,013      2,001      + 1

SPAWN PRODUCTS SEGMENT

Net sales of spawn and spawn-related products increased 4%. The effect of a weaker U.S. dollar on overseas sales increased net sales on a nine-month over nine-month comparison by $6.7 million. Spawn product sales volume decreased 6%, with a 9% decrease in overseas markets and virtually no change in the Americas. Most of the volume decrease in the overseas markets resulted from a reduction in sales in France due to challenging competitive conditions and in the United Kingdom due to mushroom farm closures. Sales of disease-control agents and nutritional supplements increased 2% and accounted for 16% of Sylvan's consolidated net sales for the nine-month period.

The overseas U.S. dollar-equivalent selling price was 18% higher during the first nine months of 2003, as compared with the corresponding period of 2002, primarily due to the weakening of the U.S. dollar. Overseas local currency selling prices decreased approximately 2%. The selling price in the Americas decreased 6% as a result of adjustments to the pricing structure of some products in order to compete with the lower-priced spawn offerings of other suppliers.

Operating expenses increased 8% when compared with the first nine months of 2002. The effect of a weaker U.S. dollar increased operating expenses on a nine-month over nine-month comparison by $6.1 million. Within operating expenses, cost of sales was 57% of net sales, as compared with 54% for the corresponding 2002 period. Spawn production in overseas markets was 14% lower than for the first nine months of 2002, spreading costs that are primarily fixed in nature over fewer units. Inventory levels were also reduced in response to the lower sales volumes. Operating income, as a percentage of net sales, was 14% for the first nine months of 2003, as compared with 16% for the first nine months of 2002. Operating income was positively impacted by the weakening of the U.S. dollar, with an effect of approximately $610,000.

The company's bioproducts division recorded net sales of $1.9 million for the nine-month period ended September 28, 2003, as compared with $1.0 million for the first nine months of 2002. Operating income for the first nine months of 2003 was $433,000, as compared with an operating loss of $393,000 for the first nine months of 2002.

FRESH MUSHROOMS SEGMENT

Net sales of fresh mushrooms increased during the first nine months of 2003 to $21.9 million, as compared with $18.8 million for the corresponding period of 2002. The number of pounds sold increased 7% and the average selling price per pound increased 1%. Quincy experienced improved production yields on a square-foot basis due to the additional satellite growing facilities.

The cost of sales in the Fresh Mushrooms Segment was $15.9 million, or 73% of net sales, for the nine months ended September 28, 2003, as compared with $12.9 million, or 69%, for the first nine months of 2002. The increase in the cost of sales percentage primarily relates to increased purchases of fresh mushrooms from the satellite farms for immediate resale to the third-party marketer. The segment's operating income for the first nine months of 2003 was $2.0 million, or 9% of net sales, and was 1% higher than the amount reported for the first nine months of 2002.

OUTLOOK

Sylvan Chairman and CEO Dennis C. Zensen commented, "Our fresh mushroom and bioproducts operations continued to meet our expectations and provided good contributions during the third quarter of 2003. However, our spawn products operations experienced decreased sales volume due to mushroom farm closures and very competitive market conditions. Although we see some positive indications now, we believe that it is too early to predict when spawn volumes will increase."

ACTIVITIES OF THE SPECIAL COMMITTEE

The special committee of independent directors referenced earlier in this press release was organized by Sylvan's board of directors in April 2003. At that time, the board authorized the committee to evaluate the indication of interest that was submitted on April 16, 2003, by a group of senior officers and private investors to acquire Sylvan's common shares for $11.00 per share. The indication of interest was withdrawn on June 16, 2003, but the committee is continuing to assess and evaluate alternative courses of action. It has not announced any decision or determination with respect to a course of action. The committee expects to complete its evaluation during 2003.

In April 2003, Sylvan postponed its 2003 annual meeting of shareholders to provide the special committee with sufficient time to evaluate alternatives. Although the committee is continuing these evaluations, the company has tentatively scheduled an annual meeting for Monday, December 22, 2003. Sylvan's board of directors set Thursday, November 20, 2003, as the record date for purposes of determining which shareholders are eligible to vote at the meeting. The alternatives evaluation process being conducted by the special committee could necessitate a rescheduling of the meeting. The company will notify its shareholders if and when a rescheduling is required.

ABOUT SYLVAN

A leader in fungal technology, Sylvan Inc. is a preeminent worldwide producer and distributor of products for the mushroom industry, specializing in spawn (the equivalent of seed for mushrooms) and other spawn-related products and services, and is a major grower of fresh mushrooms in the United States.

FORWARD-LOOKING STATEMENT

Mr. Zensen's comment contains a forward-looking statement. The references to sales volumes are based on currently available competitive data. However, expectations are inherently uncertain. Events could turn out to be significantly different, depending upon such factors as mushroom growing process consistencies, competitive conditions in the mushroom market in general, pricing and product initiatives of the company's spawn business competitors, changes in currency and exchange risks and acts of terrorism or war or concerns of the public about such acts or threats of such acts.

CONFERENCE CALL

Sylvan will not conduct a conference call to discuss results for the third quarter of 2003.

                                    - more -

SYLVAN RESULTS                                               November 12, 2003
--------------                                               -----------------

                          SYLVAN INC. AND SUBSIDIARIES

                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                        (In thousands except share data)

                                                   Three Months Ended                   Nine Months Ended
                                      Sept. 28, 2003      Sept. 29, 2002        Sept. 28, 2003        Sept. 29, 2002
                                      --------------      --------------        --------------        --------------
                                       (Unaudited)         (Unaudited)           (Unaudited)           (Unaudited)

Net sales                              $    23,822          $    22,275           $    69,791          $    64,582

Operating costs and expenses:
  Cost of sales                             15,139               13,612                43,969               38,244
  Selling, administration,
    research and development                 5,500                4,990                16,618               15,732
  Depreciation                               1,536                1,453                 4,673                4,268
                                       -----------          -----------           -----------          -----------
                                            22,175               20,055                65,260               58,244
                                       -----------          -----------           -----------          -----------

Operating income                             1,647                2,220                 4,531                6,338

Interest expense                               401                  490                 1,224                1,366

Other income                                   100                   (3)                  120                   60
                                       -----------          -----------           -----------          -----------

Income before income taxes                   1,346                1,727                 3,427                5,032

Income tax expense                             453                  579                 1,139                1,661

Minority interest                               54                   39                   149                   63
                                       -----------          -----------           -----------          -----------

Net income                             $       839          $     1,109           $     2,139          $     3,308
                                       ===========          ===========           ===========          ===========

Diluted earnings per share             $      0.16                 0.20           $      0.41          $      0.60
                                       ===========          ===========           ===========          ===========

Equivalent diluted shares                5,160,833            5,502,408             5,155,192            5,494,988
                                       ===========          ===========           ===========          ===========


                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

Assets                       Sept. 28, 2003    Dec. 29, 2002        Liabilities and Equity      Sept. 28, 2003      Dec. 29, 2002
------                       --------------    -------------       ----------------------       --------------      -------------
                              (Unaudited)                                                         (Unaudited)
Cash and equivalents           $   6,118         $   5,624          Short-term debt                $     122           $    223
Accounts receivable, net          15,095            14,399          Accounts payable                   3,835              3,895
Inventories                       12,010            11,425          Other current liabilities          6,399              5,729
Other current assets               3,912             2,989                                         ---------           --------
                               ---------         ---------          Total current liabilities      $  10,356           $  9,847
Total current assets           $  37,135         $  34,437
                                                                    Long-term debt                    35,260             38,162
                                                                    Other long-term liabilities       10,135              9,794
Fixed assets, net                 59,640            58,787          Minority interest                  2,176              1,741
Other assets                      14,384            13,582          Shareholders' equity              53,232             47,262
                               ---------         ---------                                         ---------          ---------

Total assets                   $ 111,159         $ 106,806          Total liabilities and equity   $ 111,159          $ 106,806
                               =========         =========                                         =========          =========

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